Exhibit 99.1

BIO-TECHNE RELEASES FIRST QUARTER FISCAL 2015 RESULTS

Minneapolis/October 28, 2014/ Techne Corporation (NASDAQ:TECH), (d/b/a Bio-Techne) today reported its financial results for the first quarter ended September 30, 2014.

First Quarter Highlights

•	Increased first quarter revenue by 27% to $108.5 million.

•	Grew first quarter adjusted earnings by 4% to $31.7 million.

•	Generated operating cash flow of $35.7 million in the first quarter, a 10% increase from the prior year.

•	Completed the acquisition of ProteinSimple to enhance our solution offering to customers by providing them with tools that revolutionize the analysis of proteins and provide a level of reliability, ease of use and performance that improves overall productivity and consistency in lab results.

•	Completed the acquisition of Novus Biologicals, LLC (Novus) which expands our offering of antibodies and other reagents to over 250,000 products and provides our customers a unique, one-stop shopping experience delivered through an innovative digital commerce platform.

“Our teams executed very well considering the market softness in Europe and the continued price sensitivity of our Academic customers,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “I am especially pleased with the progress our integration teams have made executing our brand strategy made possible with our recent acquisitions of PrimeGene and Novus, with roll-out scheduled in Q2. And of course, I can’t say enough about our new Protein Platforms segment, which consists of our newly acquired ProteinSimple brand; they have not missed a beat since the acquisition and have demonstrated great intensity in achieving amazing growth in both the Simple WesternTM as well as iCE and Micro-Flow Imaging product lines.”

Financial Results

Net sales as reported for the first quarter increased 27% to $108.5 million. Organic growth was 3% in the quarter, with currency translation having a negligible impact and acquisitions contributing 24% to the revenue growth. Adjusted earnings for the first quarter were $31.7 million (an increase of 4% from the prior fiscal year period) or $0.85 per diluted share. Adjusted earnings and adjusted earnings per share exclude intangible asset amortization, costs recognized upon the sale of inventory that was written-up to fair value as part of acquisitions, and other one-time costs related to acquisition activity. GAAP earnings for the quarter were $23.9 million or $0.64 per diluted share.

Adjusted gross margins were 72.1% for the first quarter of fiscal 2014 compared to 74.4% for the same quarter in fiscal 2014. The decrease in adjusted gross margins for the quarter compared to last year was primarily caused by a change in product mix from lower margin acquisitions. Adjusted gross margins exclude the costs recognized upon sale of acquired inventory and amortization of intangible assets. GAAP gross margin was 67.4% and 71.3% for the quarters ended September 30, 2014 and 2013 respectively.

Selling, general and administrative expenses for the quarter ended September 30, 2014 increased $14.7 million from the same prior-year quarter. This increase in expenses included the acquired run-rate expenses from recent acquisitions, intangible asset amortization from recent acquisitions, and other costs associated with on-going acquisitions as illustrated in the accompanying table. The remaining increase includes investments made in commercial resources and administrative infrastructure.

Cash generated from operations for the first quarter of fiscal 2015 were $35.7 million. Capital expenditures for the first quarter of fiscal 2015 were $4.9 million.

Segment Results

Management uses operating results to monitor and evaluate performance of the Company’s three business segments, as highlighted below. Segment operating results exclude intangible asset amortization, costs recognized upon the sale of inventory that was written-up to fair value as part of acquisitions and other one-time costs related to acquisition activity.

Biotechnology Segment

The Company’s Biotechnology segment provides proteins, antibodies, immunoassays, flow cytometry products, intracellular signaling products, and biologically active chemical compounds used in biological research. Biotechnology segment’s first quarter 2015 net sales were $81.5 million, an increase of 11% from $73.2 million for the first quarter ended September 30, 2013. Organic growth for the Biotechnology segment was 1% for the first quarter of fiscal 2015. Biotechnology segment operating margin was 51.6% in the first quarter of fiscal 2015 compared to 56.0% in the first quarter of fiscal 2014. The lower margin is driven by a product mix shift as a result of the acquisition of Novus in the current quarter.

Clinical Controls Segment

The Company’s Clinical Controls segment provides a range of hematology controls, calibrators, and products used as proficiency testing tools by clinical laboratories and proficiency certifying agencies. Clinical Controls segment’s first quarter 2015 net sales were $14.1 million, an increase of 13% from $12.5 million for the quarter ended September 30, 2013. Organic sales growth for the Clinical Controls segment was 10% for the quarter ended September 30, 2014, excluding the impact of the Bionostics acquisition on July 22, 2014. The Clinical Controls segment operating margin was 32.2% for both the quarter ended September 30, 2015 and 2014, respectively.

Protein Platforms Segment

With the previously announced acquisition of ProteinSimple, the Company has a new Protein Platforms reporting segment. Protein Platforms expands the Company’s solutions that it can offer its customers by developing and commercializing proprietary systems and consumables for protein analysis. In the first quarter of fiscal 2015, which as of the acquisition date only included the months of August and September, segment revenue was $12.9 million and operating margin was 20.2%.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share for the quarter ended September 30, 2014 as compared to the same prior-year period:

•	fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars;

•	the acquisitions in fiscal 2015 of ProteinSimple on July 31, 2014 and Novus on July 1, 2014 and acquisitions in prior years, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written-up to fair value;

•	expenses related to the acquisitions noted above and other on-going acquisition activity.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company’s ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors’ operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

*    *    *    *    *    *     *    *    *    *    *    *

Techne Corporation, (d/b/a Bio-Techne), NASDAQ: TECH, is a global life sciences company providing innovative bioactive tools and resources for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With over 24,000 products in its portfolio, Bio-Techne generated approximately $358 million in net sales in fiscal 2014 and has over 1,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact: Jim Hippel, Chief Financial Officer

              (612) 379-8854

TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED
	9/30/14	9/30/13
Net sales	$108,477	$85,668
Cost of sales	35,411	24,554

Gross margin	73,066	61,114
Operating expenses:
Selling, general and administrative	28,701	14,021
Research and development	9,149	7,702

Total operating expenses	37,850	21,723

Operating income	35,216	39,391
Other (expense) income	(618)	263

Earnings before income taxes	34,598	39,654
Income taxes	10,691	12,226

Net earnings	$23,907	$27,428

Earnings per share:
Basic	$0.65	$0.74
Diluted	$0.64	$0.74
Weighted average common shares outstanding:
Basic	37,007	36,842
Diluted	37,148	36,928

TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	9/30/14	6/30/14
ASSETS
Cash and equivalents	$98,239	$318,568
Short-term available-for-sale investments	32,573	44,786
Trade accounts receivable	60,869	47,874
Inventory	52,195	38,847
Deferred income taxes	19,148	9,623
Other current assets	5,087	9,715

Current assets	268,111	469,413

Available-for-sale investments	3,575	3,575
Property and equipment, net	122,006	117,120
Goodwill and intangible assets, net	612,742	260,249
Other non-current assets	11,826	12,134

Total assets	$1,018,260	$862,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$30,149	$19,946
Income taxes payable	1,975	496
Related party note payable – current	5,949	5,949
Deferred revenue – current	2,545	0

Current liabilities	40,618	26,391

Long-term debt obligations	118,997	6,997
Deferred taxes	64,524	33,838
Other long-term liabilities	708	0
Stockholders’ equity	793,413	795,265

Total liabilities and stockholders’ equity	$1,018,260	$862,491

TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED
	9/30/14	9/30/13
Biotechnology segment operating income	$42,020	$40,988
Clinical Controls segment operating income	4,535	4,019
Protein Platforms segment operating income	2,604	0

Segment operating income	49,159	45,007
Costs recognized upon sale of acquired inventory	(3,167)	(1,731)
Amortization of intangibles	(5,728)	(2,188)
Acquisition related expenses	(2,370)	(532)
Corporate general, selling and administrative expenses	(2,678)	(1,165)

Operating income	$35,216	$39,391

TECHNE CORPORATION

RECONCILIATION of GROSS MARGIN PERCENTAGES

(Unaudited)

	QUARTER ENDED
	9/30/14	9/30/13
Gross margin percentage	67.4%	71.3%
Identified adjustments:
Costs recognized upon sale of acquired inventory	2.9%	2.0%
Amortization of intangibles	1.8%	1.1%

Gross margin percentage—adjusted	72.1%	74.4%

TECHNE CORPORATION

RECONCILIATION of SELLING, GENERAL and ADMINISTRATIVE EXPENSES

(In thousands)

(Unaudited)

	QUARTER ENDED
	9/30/14	9/30/13
Selling, general and administrative expenses	$28,701	$14,021
Identified adjustments:
Acquired company expense, excluding intangible amortization	(9,007)	0
Acquisition related expenses	(2,370)	(532)
Amortization of intangibles	(3,726)	(1,255)

Selling, general and administrative expenses—adjusted	$13,598	$12,234

TECHNE CORPORATION

RECONCILIATION of NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED
	9/30/14	9/30/13
Net earnings	$23,907	$27,428
Identified adjustments:
Costs recognized upon sale of acquired inventory	3,167	1,731
Amortization of intangibles	5,728	2,188
Acquisition related expenses	2,370	532
Tax impact of above adjustments	(3,436)	(1,173)
Tax impact of research and development credit	0	(230)

Net earnings—adjusted	$31,736	$30,476

Earnings per share—diluted – adjusted	$0.85	$0.83

TECHNE CORPORATION

RECONCILIATION of INTANGIBLE AMORTIZATION

(In thousands)

(Unaudited)

	QUARTER ENDED
	9/30/14	9/30/13
Amortization of intangible assets included in:
Cost of goods sold	$2,002	$933
Selling, general and administrative expenses	3,726	1,255

Total amortization of intangible assets	$5,728	$2,188